 EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Fleurs de Vie, Inc.

A signed original of this written statement required by Section 906 has been provided to Fleurs de Vie, Inc.  and will be retained Fleurs de Vie, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Date: August 14, 2008	By:	/s/ Changming Zhang
Changming Zhang Chief Executive Officer

Date: August 14, 2008	By:	/s/ Yongjun Wang
Yongjun Wang Chief Financial Officer